Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES FIRST QUARTER 2013 FINANCIAL RESULTS

PALO ALTO, Calif. - February 5, 2013 - CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for its first quarter of fiscal year 2013 ended December 28, 2012. In comparison to the same quarter of the previous fiscal year, CPI increased its orders, sales, net income and adjusted EBITDA results in the first quarter of fiscal 2013.
“CPI started the year with a strong quarter, growing our top and bottom line results. Sales and orders levels increased in each of our major markets, notwithstanding the ongoing uncertainty of potential sequestration and other budget cuts. The relocation and integration of our Codan Satcom business into our North American facilities is progressing well. Overall, CPI has solid momentum in fiscal 2013 and we are poised for continued growth throughout the year,” said Joe Caldarelli, chief executive officer.
Sales
In the first quarter of fiscal 2013, CPI's total sales were $97.6 million, increasing five percent from $93.0 million in the same quarter of the prior year and representing the company's highest ever first quarter sales. In comparison to the same quarter of fiscal 2012, CPI's first quarter fiscal 2013 sales in its largest end markets were as follows:

•	Sales in the defense market increased one percent to $34.8 million due to higher sales to support U.S. military electronic warfare systems and certain radar systems.

•	Sales in the medical market increased 13 percent to $21.8 million, primarily due to higher sales to support North American customers.

•
Sales in the communications market increased by one percent to $32.6 million as a result of the inclusion of approximately $4 million in sales from the Codan Satcom business that the company acquired in the fourth quarter of fiscal 2012. This increase was partially offset by lower sales for commercial communications applications.

Orders
Total orders booked during the first quarter of fiscal 2013 were $137.9 million. Orders increased 41 percent from the same quarter of the previous fiscal year, in large part due to a large, multi-year communications order to support intelligence, surveillance and reconnaissance (ISR) military communications applications.
As of December 28, 2012, CPI's order backlog equaled $283 million, representing CPI's highest ever backlog level. CPI's book-to-bill ratio for the 12-month period ending on that date was 1.07.
In comparison to the first quarter of fiscal 2012, CPI's orders in its largest end markets were as follows in the first quarter of fiscal 2013:

•	Orders in the defense market increased 11 percent to $55.3 million, primarily because of higher demand for certain radar systems and U.S. military electronic warfare systems.

•	Orders in the medical market increased 17 percent to $14.9 million as a result of higher demand from North American and European customers for x-ray imaging products.

•
Orders in the communications market increased 134 percent to $59.1 million, principally due to the aforementioned large order for advanced tactical common data link (TCDL) antenna products for ISR applications; shipments for this program are expected to begin in late fiscal 2013 and end in fiscal 2015. Communications orders in the first quarter of fiscal 2013 also included approximately $5 million in orders for products from the Codan Satcom business acquired by CPI in the fourth quarter of fiscal 2012.
Net Income and Adjusted EBITDA
Net income totaled $1.5 million in the first quarter of fiscal 2013, improving from the $1.6 million net loss recorded in the same quarter of the previous year. The increase in net income was primarily the result of higher total sales and sales of products with higher margins in the most recent quarter. In addition, intangible asset amortization related to the February 2011 acquisition of CPI by The Veritas Capital Fund IV, L.P. decreased in the first quarter of fiscal 2013 as compared to the same quarter of the previous year. The impact of these positive factors on CPI's net income was partially offset by an increase in income tax expense in the most recent quarter.
Adjusted EBITDA in the first quarter of fiscal 2013 totaled $16.9 million, or 17.3 percent of sales, an increase from the $12.7 million, or 13.7 percent of sales, in adjusted EBITDA in the same quarter of the prior year. This increase was primarily due to higher total sales and sales of products with higher margins in the first quarter of fiscal 2013.
Cash Flow
As of December 28, 2012, CPI had cash and cash equivalents totaling $50.5 million. In the 12-month period ending on that date, cash flow from operating activities equaled $31.3 million, free cash flow was $23.9 million and adjusted free cash flow was $24.1 million.
Fiscal 2013 Outlook
CPI is reconfirming its previously issued financial guidance for fiscal 2013. The company expects:

•	Total sales of between $410 million and $425 million;

•	Adjusted EBITDA of between $66 million and $68 million; and

•	Adjusted free cash flow of more than $17 million.
CPI believes its effective tax rate for fiscal 2013 will be approximately 42 percent.
Financial Community Conference Call
In conjunction with this announcement, CPI will hold a conference call on Wednesday, February 6, 2013 at 10:00 a.m. (EST) that simultaneously will be broadcast live over the Internet on the company's Web site. To participate in the conference call, please dial (800) 649-5127, or (253) 237-1144 for international callers, enter conference ID 92606765 and ask for the CPI International First Quarter Fiscal 2013 Financial Results Conference Call. To access the call via the Internet, please visit
http://investor.cpii.com and click “Events.”
About CPI International Holding Corp.
CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC, a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries LLC develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.
Non-GAAP Supplemental Information
EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring, non-cash, unusual or other items. EBITDA margin represents EBITDA divided by sales. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees. Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring, unusual or other items.
CPI believes that GAAP-based financial information for leveraged businesses, such as the company's business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company's operating performance in connection with their analysis of the company's business. In addition, CPI's management team uses EBITDA and adjusted EBITDA to evaluate the company's operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses. Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company's measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies. Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company's business, when analyzing the company's business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.
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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental laws and regulations; and inability to obtain raw materials and components. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME (LOSS)
(in thousands - unaudited)

	Three Months Ended
	December 28, 2012	December 30, 2011
Sales	$97,561	$92,981
Cost of sales, including $261 of utilization of net increase in cost basis of inventory due to purchase accounting for the three months ended December 28, 2012	70,603	68,610
Gross profit	26,958	24,371
Operating costs and expenses:
Research and development	3,368	3,388
Selling and marketing	5,379	5,441
General and administrative	6,167	6,152
Amortization of acquisition-related intangible assets	2,730	4,855
Total operating costs and expenses	17,644	19,836
Operating income	9,314	4,535
Interest expense, net	6,861	6,826
Income (loss) before income taxes	2,453	(2,291)
Income tax expense (benefit)	1,002	(652)
Net income (loss)	1,451	(1,639)

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on cash flow hedges, net of tax	(463)	465
Total other comprehensive (loss) income, net of tax	(463)	465
Comprehensive income (loss)	$988	$(1,174)

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data - unaudited)

	December 28, 2012	September 28, 2012
Assets
Current Assets:
Cash and cash equivalents	$50,548	$43,006
Restricted cash	1,964	1,926
Accounts receivable, net	43,315	51,076
Inventories	91,400	83,937
Deferred tax assets	14,184	14,186
Prepaid and other current assets	9,313	10,400
Total current assets	210,724	204,531
Property, plant, and equipment, net	80,274	81,601
Deferred debt issue costs, net	11,397	11,954
Intangible assets, net	245,904	248,877
Goodwill	178,934	178,934
Other long-term assets	1,103	1,105
Total assets	$728,336	$727,002

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$—	$3,200
Accounts payable	28,253	26,331
Accrued expenses	30,722	26,707
Product warranty	3,857	4,066
Income taxes payable	3,535	2,852
Advance payments from customers	11,734	14,434
Total current liabilities	78,101	77,590
Deferred income taxes	88,393	88,879
Long-term debt, less current portion	358,643	358,613
Other long-term liabilities	5,744	5,704
Total liabilities	530,881	530,786
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 2 shares authorized: 1 share issued and outstanding)	—	—
Additional paid-in capital	198,816	198,565
Accumulated other comprehensive (loss) income	(14)	449
Accumulated deficit	(1,347)	(2,798)
Total stockholders’ equity	197,455	196,216
Total liabilities and stockholders’ equity	$728,336	$727,002

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands - unaudited)

	Three Months Ended
	December 28, 2012	December 30, 2011
Cash flows from operating activities
Net cash provided by operating activities	$12,345	$6,136

Cash flows from investing activities
Capital expenditures	(1,603)	(1,783)
Net cash used in investing activities	(1,603)	(1,783)

Cash flows from financing activities
Repayment of borrowings under CPII’s term loan facility	(3,200)	(375)
Net cash used in financing activities	(3,200)	(375)

Net increase in cash and cash equivalents	7,542	3,978
Cash and cash equivalents at beginning of period	43,006	34,955
Cash and cash equivalents at end of period	$50,548	$38,933

Supplemental cash flow disclosures
Cash paid for interest	$1,979	$2,064
Cash paid for income taxes, net of refunds	$178	$815

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended
		December 28, 2012	December 30, 2011
Net income (loss)		$1,451	$(1,639)
Depreciation and amortization		5,885	7,560
Interest expense, net		6,861	6,826
Income tax expense (benefit)		1,002	(652)
EBITDA		15,199	12,095

Adjustments to exclude certain non-recurring, non-cash or other unusual items:
Stock-based compensation expense	(1)	251	221
Acquisition-related expenses	(2)	649	—
Write-off of inventory step-up	(3)	261	—
Veritas Capital management fee	(4)	492	422
Total adjustments		1,653	643
Adjusted EBITDA		$16,852	$12,738

EBITDA margin	(5)	15.6%	13.0%
Adjusted EBITDA margin	(6)	17.3%	13.7%
Net income (loss) margin	(7)	1.5%	(1.8)%

(1) Represents compensation expense for Class B membership interests by certain members of management and independent directors in the company’s parent, CPI International Holding LLC.
(2) Represents non-recurring transaction costs related to closing and integration of the Codan Satcom acquisition, such as fees for attorneys and other professional services, and expenses related to integration of the Codan Satcom operations into those of CPI.

(3) Represents a non-cash charge for utilization of the net increase in cost basis of inventory that resulted from purchase accounting in connection with the purchase of the Codan Satcom operations.
(4) Represents a management fee payable to Veritas Capital for advisory and consulting services.
(5) Represents EBITDA divided by sales.
(6) Represents adjusted EBITDA divided by sales.
(7) Represents net income (loss) divided by sales.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(in thousands - unaudited)

		Twelve Months Ended
		December 28, 2012
Net cash provided by operating activities		$31,259
Capital expenditures		(7,404)
Free cash flow		23,855

Adjustments to exclude certain non-recurring or other unusual items:
Cash paid for merger expenses, net of taxes	(1)	144
Cash paid for acquisition-related expenses, net of taxes	(2)	1,240
Cash paid for Veritas Capital advisory fee, net of taxes	(3)	1,263
Cash received for prior year transfer pricing audit	(4)	(2,380)
Total adjustments		267
Adjusted free cash flow		$24,122

Free cash flow		$23,855
Net income		$6,775

(1) Represents cash paid, net of income taxes, for attorneys and other professional services and for transaction costs in connection with the sale of the company.
(2) Represents non-recurring transaction costs, net of income taxes, related to closing and integration of the Codan Satcom acquisition, such as fees for attorneys and other professional services, and expenses related to integration of the Codan Satcom operations into those of CPI.

(3) Represents a management fee paid to Veritas Capital for advisory and consulting services, net of income taxes.
(4) Represents payments received with respect to an audit by the Canada Revenue Agency (“CRA”) of Communications & Power Industries Canada Inc.’s (“CPI Canada”) purchase of the Satcom Division in fiscal years 2001 and 2002. The Company considers this a non-recurring source of cash as it pertains to previous years.